Exhibit 3.2

GRANITE POINT MORTGAGE TRUST INC.

ARTICLES SUPPLEMENTARY

7.00% SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE
PREFERRED STOCK

($25.00 LIQUIDATION PREFERENCE PER SHARE)

GRANITE POINT MORTGAGE TRUST INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), and §2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board”), and a duly authorized committee of the Board, by duly adopted resolutions, classified and designated 4,600,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of “7.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” of the Corporation, $0.01 par value per share (“Series A Preferred Stock”), a separate series of Preferred Stock with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as set forth in Articles Supplementary filed with, and accepted for record by, the Department on November 29, 2021 (the “November 29, 2021 Articles Supplementary”).

SECOND: Under such power contained in Article VI of the Charter and §2-105 of the MGCL, the Board, and a duly authorized committee of the Board, by duly adopted resolutions, classified and designated 6,900,000 additional shares of authorized but unissued Preferred Stock as shares of Series A Preferred Stock, having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as set forth in the November 29, 2021 Articles Supplementary, which are incorporated herein by reference.

THIRD: The additional 6,900,000 shares of Series A Preferred Stock have been classified and designated by the Board under the authority contained in Section 6.4 of the Charter and §2-105 of the MGCL.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law. No stockholder of the Corporation has any voting rights with respect to these Articles Supplementary.

FIFTH: The total number of shares of Preferred Stock that the Corporation has authority to issue is 50,000,000 shares. Immediately prior to the filing of these Articles Supplementary, the total number of shares of Preferred Stock of the Corporation classified as Series A Preferred Stock was 4,600,000. Immediately following the filing of these Articles Supplementary, the total number of shares of Preferred Stock of the Company classified as Series A Preferred Stock is 11,500,000 shares.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation, and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its General Counsel and Secretary on this 19th day of January, 2022.

ATTEST:		GRANITE POINT MORTGAGE TRUST INC.

/s/ Michael Karber		By:	/s/ Marcin Urbaszek
Name:	Michael Karbe		Name:	Marcin Urbaszek
Title:	General Counsel and Secretary		Title:	Chief Financial Officer

[Signature Page to Articles Supplementary]

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